Exhibit 99.1

CARNIVAL CORPORATION & PLC REPORTS

FOURTH QUARTER AND FULL YEAR EARNINGS

MIAMI (December 18, 2009) – Carnival Corporation & plc (NYSE/LSE: CCL; NYSE: CUK) reported net income of $193 million, or $0.24 diluted EPS, on revenues of $3.2 billion for its fourth quarter ended November 30, 2009. Net income for the fourth quarter of 2008 was $371 million, or $0.47 diluted EPS, on revenues of $3.3 billion.

Operating results in the fourth quarter were better than the company’s September guidance driven by stronger than expected revenue yields, primarily onboard, as well as lower operating costs.

The company reported net income for the full year ended November 30, 2009 of $1.8 billion, or $2.24 diluted EPS, compared to net income of $2.3 billion, or $2.90 diluted EPS, for the prior year. Revenues for the full year 2009 were $13.2 billion compared to $14.6 billion for the prior year.

Micky Arison, Carnival Corporation & plc Chairman and CEO, commenting on full year results said, “We weathered the most challenging economic environment in the company’s history exceptionally well. In 2009, Carnival was the most profitable leisure travel company, which is testament to the strength and quality of our global portfolio of highly recognized brands and their management teams. On significantly reduced global travel demand, net revenue yields for our North American brands fell 13 percent while our European brands’ yields fell a more modest 6 percent (in constant dollars). Despite an 8 percent capacity increase, the stronger performance of our European brands in this economic environment reinforces our strategy to expand our European presence, which will continue in 2010 with four of six newbuilds scheduled for our European brands. In addition, through effective global cost containment initiatives we achieved $170 million of savings since the start of the year, which partially offset the pressure on net revenue yields.”

Key metrics for the fourth quarter of 2009 compared to the prior year were as follows:

•

On a constant dollar basis net revenue yields (net revenue per available lower berth day) decreased 10.4 percent for Q4 2009 which was better than our September guidance of down 11 to 13 percent. Net revenue yields in current dollars decreased 8.6 percent due to favorable currency exchange rates. Gross revenue yields in current dollars decreased 9.6 percent.

•	Excluding fuel, net cruise costs per available lower berth day (“ALBD”) for Q4 2009 were 2.0 percent lower on a constant dollar basis.

•

Including fuel, net cruise costs per ALBD for Q4 2009 decreased 5.6 percent on a constant dollar basis (decreased 3.5 percent in current dollars). Gross cruise costs per ALBD in current dollars decreased 6.1 percent.

•	Fuel price decreased 15 percent to $458 per metric ton for Q4 2009 from $538 per metric ton in Q4 2008 and was in line with the September guidance of $465 per metric ton.

Arison added, “During the fourth quarter, we placed our first new ship order in two years which demonstrates our continued confidence in the future of our industry.” The new 3,690-passenger ship for Carnival Cruise Lines will be the third ship in the Dream-class and is set to enter service in June 2012.

Earlier this month, the company furthered its strategy to expand its European presence when it announced that Princess Cruises’ 710-passenger Royal Princess will transfer to P&O Cruises (UK) in the spring of 2011 and will be renamed Adonia. And just last week, P&O Cruises Australia completed the inaugural celebration of Pacific Jewel in Sydney harbor, which was one of Australia’s most highly publicized cruise events.

Outlook

Booking volumes continue to be strong and occupancy levels for 2010 are currently in line with 2009. On a cumulative basis, 2010 pricing is slightly behind last year at this time. However, since September, pricing is running well ahead of last year’s lower levels, as a result the company expects to show yield improvement in the second half of 2010.

Looking forward, Arison noted, “We are optimistic that the attractive pricing we have in the marketplace and pent-up demand for vacation travel will continue to stimulate strong booking volumes and lead to a solid wave season. We remain focused on cost controls and expect to reduce non-fuel costs on a per unit basis in 2010 (in constant dollars). Our lean and efficient operating structure leaves us well positioned as the global economy recovers.”

The company forecasts a 2 to 3 percent increase in net revenue yields on a current dollar basis for the full year 2010 as a result of favorable movements in currency exchange rates. On a constant dollar basis, the company expects full year net revenue yields to be flat to up slightly.

The company expects net cruise costs excluding fuel for the full year 2010 to be down approximately 1 to 2 percent compared to the prior year on a constant dollar basis due primarily to lower dry-dock costs and tight cost controls. Based on current spot prices for fuel, forecasted fuel costs for the full year are expected to increase $368 million compared to 2009, costing $0.46 per share. This is forecasted to be partially offset by favorable movements in currency exchange rates worth $0.08 per share.

Taking all the above factors into consideration, the company forecasts full year 2010 earnings per share to be in the range of $2.10 to $2.30 fully diluted, compared to $2.24 for 2009.

First Quarter 2010

First quarter constant dollar net revenue yields are expected to decline in the 3 to 4 percent range (flat to up slightly on a current dollar basis), compared to the prior year. The company expects sequential improvement in net revenue yields as the year progresses. Net cruise costs excluding fuel, for the first quarter are expected to be down 2 to 3 percent compared to the prior year on a constant dollar basis. However, forecasted fuel costs for the first quarter are expected to increase $160 million compared to the prior year, costing $0.20 per share.

Based on current fuel prices and currency exchange rates, the company expects earnings for the first quarter of 2010 to be in the range of $0.08 to $0.12 per share, down from $0.33 per share in 2009 which included $0.04 of nonrecurring gains.

In the first quarter, the company will continue its European expansion when it takes delivery of two new ships, AIDA Cruises’ 2,192-passenger AIDAblu which is set to debut in Europe, and Costa Cruises’ 2,260-passenger Costa Deliziosa which will be the first cruise ship to be inaugurated in Dubai.

Selected Key Forecast Metrics

	Full Year 2010		First Quarter 2010
	Current Dollars	Constant Dollars	Current Dollars	Constant Dollars
Change in:
Net revenue yields	2 to 3%	0 to 1%	0 to 1%	(3) to (4)%
Net cruise cost per ALBD	4 to 6%	2 to 4%	9 to 11%	5 to 7%

	Full Year 2010	First Quarter 2010
Fuel price per metric ton	$472	$ 474
Fuel consumption (metric tons in thousands)	3,380	810
Currency
Euro	$1.45 to €1	$1.45 to €1
Sterling	$1.63 to £1	$1.63 to £1

The company has scheduled a conference call with analysts at 10:00 a.m. EST (3:00 p.m. GMT) today to discuss its 2009 fourth quarter and full year earnings. This call can be listened to live, and additional information can be obtained, via Carnival Corporation & plc’s Web site at www.carnivalcorp.com and www.carnivalplc.com.

Carnival Corporation & plc is the largest cruise vacation group in the world, with a portfolio of cruise brands in North America, Europe and Australia, comprised of Carnival Cruise Lines, Holland America Line, Princess Cruises, The Yachts of Seabourn, AIDA Cruises, Costa Cruises, Cunard Line, Ibero Cruises, Ocean Village, P&O Cruises and P&O Cruises Australia.

Together, these brands operate 93 ships totaling more than 180,000 lower berths with 13 new ships scheduled to be delivered between January 2010 and May 2012. Carnival Corporation & plc also operates Holland America Princess Alaska Tours, the leading tour company in Alaska and the Canadian Yukon. Traded on both the New York and London Stock Exchanges, Carnival Corporation & plc is the only group in the world to be included in both the S&P 500 and the FTSE 100 indices.

Cautionary Note Concerning Factors That May Affect Future Results

Some of the statements, estimates or projections contained in this earnings release are “forward-looking statements” that involve risks, uncertainties and assumptions with respect to Carnival Corporation & plc, including some statements concerning future results, outlooks, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. We have tried, whenever possible, to identify these statements by using words like “will,” “may,” “could,” “should,” “would,” “believe,” “expect,” “anticipate,” “forecast,” “future,” “intend,” “plan,” “estimate” and similar expressions of future intent or the negative of such terms. Because forward-looking statements involve risks and uncertainties, there are many factors that could cause Carnival Corporation & plc’s actual results, performance or achievements to differ materially from those expressed or implied in this earnings release. Forward-looking statements include those statements which may impact, among other things, the forecasting of Carnival Corporation and plc’s earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel expenses, costs per available lower berth day, estimates of ship depreciable lives and residual values, liquidity, goodwill and trademark fair values, outlook or business prospects. These factors include, but are not limited to, the following: general economic and business conditions, including fuel price increases, high unemployment rates, and declines in the securities, real estate and other markets, and perceptions of these conditions, may adversely impact the levels of Carnival Corporation & plc’s potential vacationers’ discretionary income and net worth and this group’s confidence in their country’s economy; fluctuations in foreign currency exchange rates, particularly the movement of the U.S. dollar against the euro and sterling; the international political climate, armed conflicts, terrorist and pirate attacks and threats thereof, and other world events affecting the safety and security of travel; competition from and over capacity offered by cruise ship operators and providers of other vacation alternatives; lack of acceptance of new itineraries, products and services by Carnival Corporation & plc’s guests; changing consumer preferences; Carnival Corporation & plc’s ability to attract and retain qualified shipboard crew and maintain good relations with employee unions; accidents, the spread of contagious diseases and the threats thereof, adverse weather conditions or natural disasters, such as hurricanes and earthquakes, and other incidents (including, but not limited to, ship fires and machinery and equipment failures or improper operation thereof), which could cause, among other things, individual or multiple port closures, injury, death, alteration of cruise itineraries or cancellation of a cruise or series of cruises or tours; adverse publicity concerning the cruise industry in general, or Carnival Corporation & plc in particular, including any adverse impact that cruising may have on the marine environment; changes in and compliance with laws and regulations relating to protection of disabled persons, employment, environmental, health, safety, security, tax and other regulatory regimes under which Carnival Corporation & plc operate; increases in global fuel demand and pricing, fuel supply disruptions and/or other events on Carnival Corporation & plc fuel and other expenses, liquidity and credit ratings; increases in Carnival Corporation plc’s future fuel expenses from implementing approved International Maritime Organization regulations, which require the use of higher priced low sulfur fuels in certain cruising areas, including the proposed establishment of a U.S./Canadian Emissions Control Area (“ECA”), which may, if established, significantly affect the quality and price of fuel that ships will be required to burn within this ECA; changes in financing and operating costs, including changes in interest rates and food, insurance, payroll and security costs; the ability of Carnival Corporation & plc to implement its shipbuilding programs and ship maintenance, repairs and refurbishments, including ordering additional ships for its cruise brands from shipyards, on terms that are favorable or consistent with Carnival Corporation & plc’s expectations; Carnival Corporation & plc’s counterparties ability to perform; Carnival Corporation & plc’s ability to implement its brand strategies and to continue to operate and expand its business globally; whether Carnival Corporation & plc’s future operating cash flow will be sufficient to fund future obligations and whether it will be able to obtain financing, if necessary, in sufficient amounts and on terms that are favorable or consistent with its expectations; continuing financial viability of Carnival Corporation & plc’s travel agent distribution system, air service providers and other key vendors and the availability of and increases in pricing for the services and products provided by these vendors; Carnival Corporation & plc’s decisions to self-insure against various risks or its inability to obtain insurance for certain risks at reasonable rates; disruptions and other damages to Carnival Corporation & plc’s information technology networks and operations; lack of continuing availability of attractive, convenient and safe port destinations; and risks associated with the dual listed company structure. Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaim any obligation to disseminate, after the date of this release, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

MEDIA CONTACT	INVESTOR RELATIONS CONTACT
Carnival Corporation & plc	Carnival Corporation & plc
Tim Gallagher	Beth Roberts
1 305 599 2600, ext. 16000	1 305 406 4832

CARNIVAL CORPORATION & PLC

CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2009	2008	2009	2008
	(in millions, except per share data)
Revenues
Cruise
Passenger tickets	$2,419	$2,526	$9,985	$11,210
Onboard and other	753	735	2,885	3,044
Other	34	41	287	392

	3,206	3,302	13,157	14,646

Costs and Expenses
Operating
Cruise
Commissions, transportation and other	448	489	1,917	2,232
Onboard and other	116	121	461	501
Payroll and related	393	364	1,498	1,470
Fuel	378	428	1,156	1,774
Food	215	208	839	856
Other ship operating	553	485 (a)	1,997	1,913
Other	40	37	236	293

Total	2,143	2,132	8,104	9,039
Selling and administrative	424	407	1,590	1,629
Depreciation and amortization	345	313	1,309	1,249

	2,912	2,852	11,003	11,917

Operating Income	294	450	2,154	2,729

Nonoperating (Expense) Income
Interest income	4	5	14	35
Interest expense, net of capitalized interest	(99)	(106)	(380)	(414)
Other income, net	2	21	18	27

	(93)	(80)	(348)	(352)

Income Before Income Taxes	201	370	1,806	2,377

Income Tax (Expense) Benefit, Net	(8)	1	(16)	(47)

Net Income	$193	$371	$1,790	$2,330

Earnings Per Share
Basic	$0.25	$0.47	$2.27	$2.96

Diluted	$0.24	$0.47	$2.24	$2.90

Dividends Declared Per Share		$0.40		$1.60

Weighted-Average Shares Outstanding – Basic	787	787	787	786

Weighted-Average Shares Outstanding – Diluted	804	806	804	816

(a)	Includes a $31 million gain from the sale of Cunard Line’s QE2. Also includes $18 million of expenses for supplemental premium assessments from the company’s three P&I insurance clubs covering their 2006 to 2008 policy years.

CARNIVAL CORPORATION & PLC

CONSOLIDATED BALANCE SHEETS

	November 30,
	2009	2008
	(in millions, except par values)
ASSETS
Current Assets
Cash and cash equivalents	$538	$650
Trade and other receivables, net	362	418
Inventories	320	315
Prepaid expenses and other	298	267

Total current assets	1,518	1,650

Property and Equipment, Net	29,870	26,457

Goodwill	3,451	3,266

Trademarks	1,346	1,294

Other Assets	650	733

	$36,835	$33,400

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Short-term borrowings	$135	$256
Current portion of long-term debt	815	1,081
Convertible debt subject to current put option		271
Accounts payable	568	512
Accrued liabilities and other	874	1,142
Customer deposits	2,575	2,519

Total current liabilities	4,967	5,781

Long-Term Debt	9,097	7,735

Other Long-Term Liabilities and Deferred Income	736	786

Shareholders’ Equity
Common stock of Carnival Corporation; $0.01 par value; 1,960 shares authorized; 644 shares at 2009 and 643 shares at 2008 issued	6	6
Ordinary shares of Carnival plc; $1.66 par value; 226 shares authorized; 213 shares at 2009 and 2008 issued	354	354
Additional paid-in capital	7,707	7,677
Retained earnings	15,770	13,980
Accumulated other comprehensive income (loss)	462	(623)
Treasury stock; 24 shares at 2009 and 19 shares at 2008 of Carnival Corporation and 46 shares at 2009 and 52 shares at November 2008 of Carnival plc, at cost	(2,264)	(2,296)

Total shareholders’ equity	22,035	19,098

	$36,835	$33,400

CARNIVAL CORPORATION & PLC

SELECTED INFORMATION

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2009	2008	2009	2008
	(in millions, except statistical information)

STATISTICAL INFORMATION
Passengers carried (in thousands)	2,136	1,966	8,519	8,183
Occupancy percentage	103.2%	102.6%	105.5%	105.7%
Fuel consumption (metric tons in thousands)	826	795	3,184	3,179
Fuel cost per metric ton (a)	$458	$538	$363	$558
Currency
U.S. dollar to €1	$1.47	$1.36	$1.39	$1.49
U.S. dollar to £1	$1.63	$1.70	$1.56	$1.90

CASH FLOW INFORMATION
Cash from operations	$712	$512	$3,342	$3,391
Capital expenditures	$978	$630	$3,380	$3,353
Dividends paid		$316	$314	$1,261

SEGMENT INFORMATION
Revenues
Cruise	$3,172	$3,261	$12,870	$14,254
Other	54	83	427	561
Intersegment elimination	(20)	(42)	(140)	(169)

	$3,206	$3,302	$13,157	$14,646

Operating expenses
Cruise	$2,103	$2,095	$7,868	$8,746
Other	60	79	376	462
Intersegment elimination	(20)	(42)	(140)	(169)

	$2,143	$2,132	$8,104	$9,039

Selling and administrative expenses
Cruise	$416	$397	$1,558	$1,594
Other	8	10	32	35

	$424	$407	$1,590	$1,629

Depreciation and amortization
Cruise	$337	$304	$1,274	$1,213
Other	8	9	35	36

	$345	$313	$1,309	$1,249

Operating income
Cruise	$316	$465	$2,170	$2,701
Other	(22)	(15)	(16)	28

	$294	$450	$2,154	$2,729

(a) Fuel cost per metric ton is calculated by dividing the cost of fuel by the number of metric tons consumed.

CARNIVAL CORPORATION & PLC

NON-GAAP FINANCIAL MEASURES

Gross and net revenue yields were computed by dividing the gross or net revenues, without rounding, by ALBDs as follows:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2009	2008	2009	2008
	(in millions, except ALBDs and yields)

Cruise revenues
Passenger tickets	$2,419	$2,526	$9,985	$11,210
Onboard and other	753	735	2,885	3,044

Gross cruise revenues	3,172	3,261	12,870	14,254
Less cruise costs
Commissions, transportation and other	(448)	(489)	(1,917)	(2,232)
Onboard and other	(116)	(121)	(461)	(501)

Net cruise revenues (a)	$2,608	$2,651	$10,492	$11,521

ALBDs (b)	16,042,056	14,908,624	62,105,916	58,942,864

Gross revenue yields (a)	$197.69	$218.72	$207.22	$241.83

Net revenue yields (a)	$162.57	$177.78	$168.94	$195.46

Gross and net cruise costs per ALBD were computed by dividing the gross or net cruise costs, without rounding, by ALBDs as follows:

	Three Months Ended November 30,		Twelve Months Ended November 30,
	2009	2008	2009	2008
	(in millions, except ALBDs and costs per ALBD)

Cruise operating expenses	$2,103	$2,095	$7,868	$8,746
Cruise selling and administrative expenses	416	397	1,558	1,594

Gross cruise costs	2,519	2,492	9,426	10,340
Less cruise costs included in net cruise revenues
Commissions, transportation and other	(448)	(489)	(1,917)	(2,232)
Onboard and other	(116)	(121)	(461)	(501)

Net cruise costs (a)	$1,955	$1,882	$7,048	$7,607

ALBDs (b)	16,042,056	14,908,624	62,105,916	58,942,864

Gross cruise costs per ALBD (a)	$156.93	$167.14	$151.76	$175.43

Net cruise costs per ALBD (a)	$121.82	$126.20	$113.48	$129.06

NOTES TO NON-GAAP FINANCIAL MEASURES

(a)	We use net cruise revenues per ALBD (“net revenue yields”) and net cruise costs per ALBD as significant non-GAAP financial measures of our cruise segment financial performance. These measures enable us to separate the impact of predictable capacity changes from the more unpredictable rate changes that affect our business. We believe these non-GAAP measures provide a better gauge to measure our revenue and cost performance instead of the standard U.S. GAAP-based financial measures. There are no specific rules for determining our non-GAAP financial measures and, accordingly, it is possible that they may not be exactly comparable to the like-kind information presented by other cruise companies, which is a potential risk associated with using them to compare us to other cruise companies.

Net revenue yields are commonly used in the cruise industry to measure a company’s cruise segment revenue performance and for revenue management purposes. We use “net cruise revenues” rather than “gross cruise revenues” to calculate net revenue yields. We believe that net cruise revenues is a more meaningful measure in determining revenue yield than gross cruise revenues because it reflects the cruise revenues earned net of our most significant variable costs, which are travel agent commissions, cost of air transportation and certain other variable direct costs associated with onboard and other revenues. Substantially all of our remaining cruise costs are largely fixed, except for the impact of changing prices, once our ship capacity levels have been determined.

Net cruise costs per ALBD is the most significant measure we use to monitor our ability to control our cruise segment costs rather than gross cruise costs per ALBD. We exclude the same variable costs that are included in the calculation of net cruise revenues to calculate net cruise costs to avoid duplicating these variable costs in these two non-GAAP financial measures.

We have not provided estimates of future gross revenue yields or future gross cruise costs per ALBD because the reconciliations of forecasted net cruise revenues to forecasted gross cruise revenues or forecasted net cruise costs to forecasted cruise operating expenses would require us to forecast, with reasonable accuracy, the amount of air and other transportation costs that our forecasted cruise passengers would elect to purchase from us (the “air/sea mix”). Since the forecasting of future air/sea mix involves several significant variables that are relatively difficult to forecast and the revenues from the sale of air and other transportation approximate the costs of providing that transportation, management focuses primarily on forecasts of net cruise revenues and costs rather than gross cruise revenues and costs. This does not impact, in any material respect, our ability to forecast our future results, as any variation in the air/sea mix has no material impact on our forecasted net cruise revenues or forecasted net cruise costs. As such, management does not believe that this reconciling information would be meaningful.

In addition, because a significant portion of Carnival Corporation & plc’s operations utilize the euro or sterling to measure their results and financial condition, the translation of those operations to our U.S. dollar reporting currency results in decreases in reported U.S. dollar revenues and expenses if the U.S. dollar strengthens against these foreign currencies, and increases in reported U.S. dollar revenues and expenses if the U.S. dollar weakens against these foreign currencies. Accordingly, we also monitor and report our two non-GAAP financial measures assuming the current period currency exchange rates have remained constant with the prior year’s comparable period rates, or on a “constant dollar basis,” in order to remove the impact of changes in exchange rates on our non-U.S. dollar cruise operations. We believe that this is a useful measure since it facilitates a comparative view of the growth of our business in a fluctuating currency exchange rate environment.

On a constant dollar basis, net cruise revenues and net cruise costs would be $2.6 billion and $1.9 billion for the three months ended November 30, 2009 and $11.0 billion and $7.3 billion for the twelve months ended November 30, 2009, respectively. On a constant dollar basis, gross cruise revenues and gross cruise costs would be $3.1 billion and $2.5 billion for the three months ended November 30, 2009 and $13.5 billion and $9.8 billion for the twelve months ended November 30, 2009, respectively. In addition, our non-U.S. dollar cruise operations’ depreciation and net interest expense were impacted by the changes in exchange rates for the three and twelve months ended November 30, 2009, compared to the prior year’s comparable periods.

(b)	ALBDs is a standard measure of passenger capacity for the period, which we use to perform rate and capacity variance analyses to determine the main non-capacity driven factors that cause our cruise revenues and expenses to vary. ALBDs assume that each cabin we offer for sale accommodates two passengers and is computed by multiplying passenger capacity by revenue-producing ship operating days in the period.

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